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                                                                     Exhibit 1.1


  KONGZHONG CORPORATION SIGNED AGREEMENTS WITH THE MOVIE "MYTH" AND NETVILLAGE

Beijing, China, September 6, 2005 - KongZhong Corporation (NASDAQ: KONG), a leading provider of advanced second-generation (2.5G) wireless value-added services in China, announces agreements with upcoming movie "Myth" and NetVillage, a leading wireless content provider in Japan.

KongZhong signed an exclusive agreement with the upcoming film "Myth" featuring Jackie Chan, one of the world's best known action stars. The film is due for release later this month. KongZhong will provide China's wireless users with WAP, MMS, JAVA, SMS, IVR, and CRBT services based on the story, characters, music, and other content from the movie. KongZhong has successfully launched wireless value added services based on blockbuster films "Hero" and "Kungfu Hustle".

KongZhong signed an agreement to authorize NetVillage to localize and distribute KongZhong's self-developed wireless games and other content in the Japanese market. NetVillage is a leading mobile content provider in Japan and is listed on the Japan's Hercules market (Hercules: 2323). KongZhong and NetVillage plans to launch "the Spirits of Warrior", a wireless role playing game on KDDI's network.


About KongZhong:
KongZhong Corporation is a leading provider of advanced second-generation (2.5G) wireless interactive entertainment, media, and community services to consumers in China. The Company delivers a broad range of services through multiple technology platforms, which users can access directly from their mobile phones by choosing an icon embedded in select models of handsets or from a mobile operator's portal or web site.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, without limitation, statements that are not historical fact relating to our financial performance and business operations, our new products and services

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and our corporate governance. These statements involve risks and uncertainties and our actual results may differ materially from those expressed or implied in the statements in this press release. Potential risks and uncertainties include, but are not limited to, any uncertainties associated with Hanhui Sun joining our board of directors; continued competitive pressures in China's wireless interactive services market; unpredictable changes in technology and consumer demand in this market; the state of our relationship with China's mobile operators; our dependence on the substance and timing or the billing systems of mobile operators for our performance; and changes in our operating environment, the character and effects of which are difficult to predict. For additional discussion of these risks and uncertainties and other factors that may impact the reliability of the forward-looking statements in this press release, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.



Investor Contact:

Mr. JP Gan
Chief Financial Officer
Tel.:    +86 10 8857 6000
E-mail:  ir@kongzhong.com
         ----------------

Tip Fleming
Christensen
Tel:     +1 917 412 3333
E-mail:  tfleming@ChristensenIR.com


Media Contact:

Xiaohu Wang
Manager
Tel:     +86 10 8857 6000
E-mail:  xiaohu@kongzhong.com

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